UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 28, 2005

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

275 North Middletown Road Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2005, the Board of Directors of Hudson Technologies, Inc. (the "Registrant") fixed, effective July 1, 2005, the compensation of the independent, non-employee members of the Registrant's Board at $7,000 per year per director, plus 10,000 five-year non-qualified stock options per year per director to be issued under one of the Registrant's Stock Option or Incentive Plans with an exercise price as determined as the closing price as reported by NASDAQ on the issuance date. In addition to the standard board compensation, effective July 1, 2005, the chairman of the Registrant's Audit Committee will receive additional compensation of $2,000 per year, and each member of the Registrant's Audit Committee (excluding the Chairman) will receive additional compensation of $1,000 per year. Cash compensation will be paid in equal quarterly installments and stock options will be issued once a year in a lump sum.

On June 28, 2005, the Board of Directors of the Registrant authorized the grant, effective on July 1, 2005, of five-year non-qualified stock options under the Company's 2004 Stock Incentive Plan to the following directors of the Registrant with an exercise price as determined as the closing price as reported by NASDAQ on July 1, 2005:

Number of Shares
Name	Subject to Option
Dominic J. Monetta	10,000
Otto C. Morch	10,000
Vincent P. Abbatecola	10,000
Harry C. Schell	20,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: July 5, 2005	By:	/S/ Stephen P. Mandracchia
Name: Stephen P. Mandracchia
Title: Vice President Legal & Regulatory, Secretary